Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
July 23, 2018	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR FOURTH QUARTER OF FISCAL 2018;
INCREASES QUARTERLY DIVIDEND BY 18.2%, TO $0.13 PER COMMON SHARE;
CONFERENCE CALL TO DISCUSS RESULTS SCHEDULED FOR TUESDAY, JULY 24, AT 1:30PM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. ("Company") (NASDAQ: SMBC), the parent corporation of Southern Bank ("Bank"), today announced preliminary net income available to common stockholders for the fourth quarter of fiscal 2018 of $5.6 million, an increase of $1.9 million, or 51.8%, as compared to the same period of the prior fiscal year. The increase was attributable to increases in net interest income and noninterest income, partially offset by increases in provision for loan losses, noninterest expense, and provision for income taxes. Preliminary net income available to common stockholders was $.63 per fully diluted common share for the fourth quarter of fiscal 2018, an increase of $.14 as compared to the $.49 per fully diluted common share reported for the same period of the prior fiscal year. For fiscal year 2018, preliminary net income available to common stockholders was $20.9 million, an increase of $5.4 million, or 34.6%, as compared to the prior fiscal year. Per fully diluted common share, preliminary net income available to common stockholders was $2.39 for fiscal 2018, an increase of $.32 as compared to the $2.07 per fully diluted common share reported for fiscal 2017.

Highlights for the fourth quarter of fiscal 2018:

Annualized return on average assets was 1.21%, while annualized return on average common equity was 11.4%, as compared to .97% and 10.5%, respectively, in the same quarter a year ago, and 1.15% and 11.2%, respectively, in the third quarter of fiscal 2018, the linked quarter.

Earnings per common share (diluted) were $.63, up $.14, or 28.6%, as compared to the same quarter a year ago, and up $.03, or 5.0%, from the third quarter of fiscal 2018, the linked quarter.

Net loan growth for the fourth quarter of fiscal 2018 was $40.9 million, as the Company's growth improved following a seasonally slow third quarter. Net loans are up $165.6 million, or 11.9%, for fiscal 2018, which included $68.3 million resulting from the Company's February 2018 acquisition of Southern Missouri Bank of Marshfield (the SMB-Marshfield Acquisition). Deposit growth was $5.6 million for the fourth quarter, as the Company reduced wholesale deposits. For fiscal 2018, deposits are up $124.3 million, or 8.5%, as the SMB-Marshfield Acquisition contributed $68.2 million in new deposits.

Net interest margin for the fourth quarter of fiscal 2018 was 3.72%, down from the 3.82% reported for the year ago period, and down from 3.74% for the third quarter of fiscal 2018, the linked quarter. Discount accretion in the current quarter was down from both the year-ago period and from the linked quarter, as discussed in detail below.

Noninterest income, excluding securities gains, was up 21.7% for the fourth quarter of fiscal 2018, compared to the year ago period, and down 2.9% as compared to the third quarter of fiscal 2018, the linked quarter. The linked quarter included gains on the sale of fixed assets.

Noninterest expense was up 4.2% for the fourth quarter of fiscal 2018, compared to the year ago period, and down 5.5% from the third quarter of fiscal 2018, the linked quarter. The year ago period included elevated nonrecurring charges related to the Company's June 2017 acquisition of Capaha Bank (the Capaha Acquisition), and the linked quarter period included elevated nonrecurring charges related to the SMB-Marshfield Acquisition, discussed in detail below.

Nonperforming assets were $13.1 million, or 0.69% of total assets, at June 30, 2018, as compared to $6.3 million, or 0.37% of total assets, at June 30, 2017, and $10.4 million, or 0.56% of total assets, at March 31, 2018, the linked quarter end.

Dividend Declared:

The Board of Directors, on July 17, 2018, declared a quarterly cash dividend on common stock of $0.13, payable August 31, 2018, to stockholders of record at the close of business on August 15, 2018, marking the 97th consecutive quarterly dividend since the inception of the Company, and representing an increase of 18.2% over the quarterly dividend paid previously. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, July 24, 2018, at 1:30 p.m. central time (2:30 p.m. eastern). The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call. Telephone playback will be available beginning one hour following the conclusion of the call through August 7, 2018. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10122687.

Balance Sheet Summary:

The Company experienced balance sheet growth in fiscal 2018, with total assets of $1.9 billion at June 30, 2018, reflecting an increase of $178.4 million, or 10.4%, as compared to June 30, 2017. Asset growth was comprised mainly of loan growth.

Available-for-sale ("AFS") securities were $146.3 million at June 30, 2018, an increase of $1.9 million, or 1.3%, as compared to June 30, 2017. Cash equivalents and time deposits were $28.3 million, a decrease of $3.3 million, or 10.3%, as compared to June 30, 2017.

Loans, net of the allowance for loan losses, were $1.6 billion at June 30, 2018, an increase of $165.6 million, or 11.9%, as compared to June 30, 2017. The increase was attributable in part to the SMB-Marshfield Acquisition, which added loans totaling $68.3 million at fair value at the acquisition date. Inclusive of these acquired loans, our portfolio saw growth in commercial real estate loans, commercial loans, consumer loans, drawn balances in construction loans, and residential real estate loans. Commercial real estate growth was mostly attributable to increases in loans secured by nonresidential properties and agricultural real estate. The increase in commercial loan balances was attributable to growth in commercial & industrial lending, partially offset by paydowns in agricultural operating loans. The increase in consumer loans was attributable to loans secured by deposits and was anticipated to be temporary in nature. Residential real estate growth was attributable to growth in loans secured by 1-4 family properties, partially offset by a decline in loans secured by multifamily properties. Loans anticipated to fund in the next 90 days stood at $80.8 million at June 30, 2018, as compared to $91.4 million at March 31, 2018, and $80.7 million at June 30, 2017.

Nonperforming loans were $9.2 million, or 0.59% of gross loans, at June 30, 2018, as compared to $3.2 million, or 0.23% of gross loans, at June 30, 2017. Nonperforming assets were $13.1 million, or 0.69% of total assets, at June 30, 2018, as compared to $6.3 million, or 0.37% of total assets, at June 30, 2017. The increase in nonperforming loans and assets was comprised mainly of an increase in nonaccrual loans, which was attributable primarily to three relationships: a $1.7 million relationship secured by commercial collateral, commercial real estate, and agricultural real estate which deteriorated during fiscal 2018; a $1.0 million multifamily relationship which has been considered a classified asset for approximately four years; and a $2.7 million relationship secured by residential rental properties which has been considered a classified asset for approximately one year. Our allowance for loan losses at June 30, 2018, totaled $18.2 million, representing 1.15% of gross loans and 199% of nonperforming loans, as compared to $15.5 million, or 1.10% of gross loans, and 482% of nonperforming loans, at June 30, 2017. For all impaired loans, the Company has measured impairment under ASC 310-10-35. Management believes the allowance for loan losses at June 30, 2018, is adequate, based on that measurement.

Total liabilities were $1.7 billion at June 30, 2018, an increase of $150.8 million, or 9.8%, as compared to June 30, 2017.

Deposits were $1.6 billion at June 30, 2018, an increase of $124.3 million, or 8.5%, as compared to June 30, 2017. Deposit growth was attributable in part to the SMB-Marshfield Acquisition, which added deposits of $68.2 million at fair value. Inclusive of these assumed deposits, our deposit balances saw growth in interest-bearing transaction accounts, noninterest-bearing transaction accounts, money market deposit accounts, and passbook and statement savings, while certificate of deposit balances declined. Since June 30, 2017, the Company's public unit deposits increased by $81.1 million (including $7.7 million from the SMB-Marshfield Acquisition), brokered certificates of deposit decreased $--62.4 million, and brokered nonmaturity deposits decreased $8.0 million. Our discussion of brokered deposits excludes those brokered deposits originated through reciprocal arrangements, as our reciprocal brokered deposits are primarily originated by our public unit depositors and utilized as an alternative to pledging securities against those deposits. The average loan-to-deposit ratio for the fourth quarter of fiscal 2018 was 98.5%, as compared to 97.7% for the same period of the prior fiscal year.

FHLB advances were $76.7 million at June 30, 2018, an increase of $33.0 million, or 75.7%, as compared to June 30, 2017. At June 30, 2018, the balance of term advances assumed in the SMB-Marshfield Acquisition was $4.8 million (at fair value). Additionally, the Company utilized overnight funding to provide for loan growth in excess of deposit growth and to allow brokered deposits to mature without renewal. Securities sold under agreements to repurchase totaled $3.3 million at June 30, 2018, a decrease of $6.9 million, or 68.0%, as compared to June 30, 2017, as we continued to encourage larger customers to migrate from this product to a reciprocal brokered deposit arrangement. At both dates, the full balance of repurchase agreements was due to local small business and government counterparties.

The Company's stockholders' equity was $200.7 million at June 30, 2018, an increase of $27.6 million, or 16.0%, as compared to June 30, 2017. The increase was attributable to the retention of net income and common stock issued in the SMB-Marshfield Acquisition, partially offset by payment of dividends on common stock and a decrease in accumulated other comprehensive income.

Income Statement Summary:

The Company's net interest income for the three-month period ended June 30, 2018, was $15.9 million, an increase of $2.4 million, or 17.4%, as compared to the same period of the prior fiscal year. The increase was attributable to a 20.7% increase in the average balance of interest-earning assets, partially offset by a decrease in net interest margin to 3.72% in the current three-month period, from 3.82% in the three-month period a year ago.

Loan discount accretion and deposit premium amortization related to the Company's August 2014 acquisition of Peoples Bank of the Ozarks (the "Peoples Acquisition"), decreased to $120,000 for the three-month period ended June 30, 2018, as compared to $409,000 for the same period of the prior fiscal year. Loan discount accretion and deposit premium amortization related to the Capaha Acquisition resulted in an additional $159,000 in net interest income for the three-month period ended June 30, 2018, with no comparable item in the same period a year ago. Finally, loan discount accretion and deposit premium amortization related to the SMB-Marshfield Acquisition resulted in an additional $79,000 in net interest income for the three-month period ended June 30, 2018, with no comparable item in the same period a year ago. Combined, these components of net interest income contributed eight basis points to net interest margin in the three-month period ended June 30, 2018, as compared to a contribution of 12 basis points for the same period of the prior fiscal year. For the linked quarter, ended March 31, 2018, when net interest margin was 3.74%, comparable items contributed 14 basis points to the net interest margin. The dollar impact of this component of net interest income has generally been declining each sequential quarter as assets from the Peoples Acquisition mature or prepay, however, the Capaha Acquisition and SMB-Marshfield Acquisition contributed additional net interest income during fiscal 2018, with no comparable items during fiscal 2017 periods. Also, higher levels of interest income were recognized in the second and third quarter of fiscal 2018 due to the resolution of specific purchased credit impaired loans from the Peoples Acquisition and the Capaha Acquisition.

Additionally, in the quarter ended June 30, 2017, the Company recognized $284,000 in interest income as a result of the repayment in full of loans which had been restored to accrual status during the quarter ended March 31, 2017, with no material impact from similar items in the current period.

The provision for loan losses for the three-month period ended June 30, 2018, was $987,000, as compared to $383,000 in the same period of the prior fiscal year. Increased provisioning was attributed primarily to stronger organic loan growth. As a percentage of average loans outstanding, the provision for loan losses in the current three-month period represented a charge of 0.26% (annualized), while the Company recorded net charge offs during the period of 0.01% (annualized). During the same period of the prior fiscal year, the provision for loan losses as a percentage of average loans outstanding represented a charge of 0.12% (annualized), while the Company recorded net charge offs of 0.01% (annualized).

The Company's noninterest income, including securities gains, for the three-month period ended June 30, 2018, was $3.6 million, an increase of $668,000, or 23.1%, as compared to the same period of the prior fiscal year. Gains on the sale of AFS securities totaled $43,000, with no comparable activity in the year ago period. Additionally, the increase was attributable primarily to increased bank card interchange income, deposit account service charges, and mortgage servicing income.

Noninterest expense for the three-month period ended June 30, 2018, was $11.3 million, an increase of $450,000, or 4.2%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to increases in compensation and benefits and occupancy expenses, as a result of the Company's larger staff and number of facilities following the Capaha Acquisition and SMB-Marshfield Acquisition. Bank card network expense and amortization of core deposit intangibles increased, as well, as a result of these recent acquisitions. Expenses related to merger and acquisition activity in the current quarter totaled $149,000, compared to $536,000 in comparable charges in the same quarter a year ago, accounting for much of the decrease noted in legal and professional fees. Additionally, noninterest expense compared more favorably to the same quarter a year ago as a result of the inclusion in the year ago period of a $329,000 charge for impairment of fixed assets resulting from the May 2017 flooding of our Doniphan, Missouri, location. Provisioning for off-balance sheet credit exposure swung from a $217,000 charge in the year ago period to a $162,000 recovery in the current period. The efficiency ratio for the three-month period ended June 30, 2018, was 58.1%, as compared to 65.9% in the same period of the prior fiscal year.

The income tax provision for the three-month period ended June 30, 2018, was $1.6 million, an increase of $52,000, or 3.5%, as compared to the same period of the prior fiscal year, attributable to higher pre-tax income, partially offset by a decrease in the effective tax rate, to 21.7%, as compared to 28.9% in the year-ago period, and as compared to 25.6% in the three-month period ended March 31, 2018, the linked quarter. The lower effective tax rate was attributed primarily to the December 2017 enactment of a reduction in the federal corporate income tax rate. The year-ago period included a larger amount nondeductible acquisition expenses, while the current quarter benefited from increased utilization of our Real Estate Investment Trust (REIT). For fiscal 2019, assuming a consistent level of tax-advantaged activity and investment relative to the Company's pre-tax income, we would expect an effective tax rate of 18 to 20 percent.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company's merger and acquisition activities might not be realized to the extent anticipated or within the anticipated time frames, if at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands, except per share data)	2018	2018	2017	2017	2017

Cash equivalents and time deposits	$28,279	$32,730	$35,734	$25,849	$31,533
Available for sale securities	146,325	146,127	148,353	147,680	144,416
FHLB/FRB membership stock	9,227	7,731	7,504	8,384	6,119
Loans receivable, gross	1,581,594	1,539,708	1,469,842	1,465,917	1,413,268
Allowance for loan losses	18,214	17,263	16,867	16,357	15,538
Loans receivable, net	1,563,380	1,522,445	1,452,975	1,449,560	1,397,730
Bank-owned life insurance	37,547	37,188	34,795	34,562	34,329
Intangible assets	19,996	20,213	14,752	15,071	15,390
Premises and equipment	54,832	55,495	53,479	54,129	54,167
Other assets	26,529	27,864	29,105	28,256	24,028
Total assets	$1,886,115	$1,849,793	$1,776,697	$1,763,491	$1,707,712

Interest-bearing deposits	$1,376,385	$1,377,423	$1,316,703	$1,276,943	$1,269,394
Noninterest-bearing deposits	203,517	196,914	192,266	194,747	186,203
Securities sold under agreements to repurchase	3,267	3,769	3,697	6,627	10,212
FHLB advances	76,652	50,850	59,914	84,654	43,637
Note payable	3,000	3,000	3,000	3,000	3,000
Other liabilities	7,655	6,420	5,721	5,613	7,335
Subordinated debt	14,945	14,921	14,896	14,872	14,848
Total liabilities	1,685,421	1,653,297	1,596,197	1,586,456	1,534,629

Common stockholders' equity	200,694	196,496	180,500	177,035	173,083
Total stockholders' equity	200,694	196,496	180,500	177,035	173,083

Total liabilities and stockholders' equity	$1,886,115	$1,849,793	$1,776,697	$1,763,491	$1,707,712

Equity to assets ratio	10.64%	10.62%	10.16%	10.04%	10.14%

Common shares outstanding	8,996,584	8,993,084	8,588,338	8,591,363	8,591,363
Less: Restricted common shares not vested	28,700	29,200	10,600	17,975	18,775
Common shares for book value determination	8,967,884	8,963,884	8,577,738	8,573,388	8,572,588

Book value per common share	$22.38	$21.92	$21.04	$20.65	$20.19
Closing market price	39.02	36.60	37.59	36.49	32.26

Nonperforming asset data as of:	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2018	2018	2017	2017	2017

Nonaccrual loans	$9,172	$6,218	$1,635	$2,307	$2,825
Accruing loans 90 days or more past due	-	-	5,681	303	401
Total nonperforming loans	9,172	6,218	7,316	2,610	3,226
Other real estate owned (OREO)	3,874	4,067	3,653	3,357	3,014
Personal property repossessed	50	75	71	67	86
Total nonperforming assets	$13,096	$10,360	$11,040	$6,034	$6,326

Total nonperforming assets to total assets	0.69%	0.56%	0.62%	0.34%	0.37%
Total nonperforming loans to gross loans	0.59%	0.41%	0.50%	0.18%	0.23%
Allowance for loan losses to nonperforming loans	198.58%	277.63%	230.55%	626.70%	481.65%
Allowance for loan losses to gross loans	1.15%	1.12%	1.15%	1.12%	1.10%

Performing troubled debt restructurings (1)	$11,685	$11,847	$8,472	$10,738	$10,908

(1) Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Average Balance Sheet Data:	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2018	2018	2017	2017	2017

Interest-bearing cash equivalents	$4,316	$3,898	$3,027	$2,268	$2,482
Available for sale securities and membership stock	158,765	159,875	157,101	153,872	143,114
Loans receivable, gross	1,547,635	1,513,674	1,463,054	1,436,156	1,271,705
Total interest-earning assets	1,710,716	1,677,447	1,623,182	1,592,296	1,417,301
Other assets	152,200	144,828	141,666	140,660	117,235
Total assets	$1,862,916	$1,822,275	$1,764,848	$1,732,956	$1,534,536

Interest-bearing deposits	$1,375,333	$1,368,235	$1,293,165	$1,280,842	$1,155,547
Securities sold under agreements to repurchase	3,802	3,611	4,585	9,492	13,694
FHLB advances	60,246	40,268	70,797	55,063	55,914
Note payable	3,000	3,000	3,000	3,000	1,451
Subordinated debt	14,933	14,909	14,884	14,860	14,836
Total interest-bearing liabilities	1,457,314	1,430,023	1,386,431	1,363,257	1,241,442
Noninterest-bearing deposits	196,476	195,880	193,028	187,330	145,790
Other noninterest-bearing liabilities	10,711	7,871	6,657	7,367	5,191
Total liabilities	1,664,501	1,633,774	1,586,116	1,557,954	1,392,423

Common stockholders' equity	198,415	188,501	178,732	175,002	142,113
Total stockholders' equity	198,415	188,501	178,732	175,002	142,113

Total liabilities and stockholders' equity	$1,862,916	$1,822,275	$1,764,848	$1,732,956	$1,534,536

	For the three-month period ended
Quarterly Summary Income Statement Data:	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands, except per share data)	2018	2018	2017	2017	2017

Interest income:
Cash equivalents	$26	$22	$11	$10	$8
Available for sale securities and membership stock	1,028	1,026	984	946	895
Loans receivable	19,093	18,337	18,236	17,455	15,442
Total interest income	20,147	19,385	19,231	18,411	16,345
Interest expense:
Deposits	3,656	3,281	3,025	2,862	2,386
Securities sold under agreements to repurchase	8	8	8	14	18
FHLB advances	332	199	284	226	214
Note payable	33	30	29	28	13
Subordinated debt	215	192	182	178	173
Total interest expense	4,244	3,710	3,528	3,308	2,804
Net interest income	15,903	15,675	15,703	15,103	13,541
Provision for loan losses	987	550	642	868	383
Securities gains	43	254	37	-	-
Other noninterest income	3,511	3,616	3,137	3,271	2,884
Noninterest expense	11,275	11,927	10,519	10,755	10,823
Income taxes	1,559	1,810	2,546	1,889	1,506
Net income available to common stockholders	$5,636	$5,258	$5,170	$4,862	$3,713

Basic earnings per common share	$0.63	$0.60	$0.60	$0.57	$0.49
Diluted earnings per common share	0.63	0.60	0.60	0.56	0.49
Dividends per common share	0.11	0.11	0.11	0.11	0.10
Average common shares outstanding:
Basic	8,995,000	8,762,000	8,589,000	8,591,000	7,606,000
Diluted	9,006,000	8,775,000	8,619,000	8,620,000	7,635,000

Return on average assets	1.21%	1.15%	1.17%	1.12%	0.97%
Return on average common stockholders' equity	11.4%	11.2%	11.6%	11.1%	10.5%

Net interest margin	3.72%	3.74%	3.87%	3.79%	3.82%
Net interest spread	3.55%	3.58%	3.72%	3.66%	3.71%

Efficiency ratio	58.1%	61.8%	55.8%	58.5%	65.9%